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                                                                     EXHIBIT 3.8

                 AMENDMENT NO. 2 TO BYLAWS OF CORIXA CORPORATION

    ADOPTED BY THE BOARD OF DIRECTORS VIA UNANIMOUS WRITTEN CONSENT EFFECTIVE
                                  APRIL 1, 2004

The first sentence of Article 3.2 of the Company's Bylaws is amended in its entirety as follows:

The number of Directors constituting the entire Board of Directors shall be seven.